EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries, Inc. Acquires Sealing Product Manufacturer

• Accretive transaction expands EnPro’s presence in oil and gas markets

CHARLOTTE, N.C., October 1, 2003 — CHARLOTTE, NC—EnPro Industries, Inc. (NYSE: NPO), a leading manufacturer of engineered industrial products, today announced that it has acquired Pikotek, a privately-held manufacturer of insulating seals used in high-pressure, corrosive applications.

Pikotek designs, manufactures and markets highly engineered electrically insulating flange gaskets and seals with particular application in high pressure, highly corrosive environments. Pikotek’s products are used worldwide, principally in hydrocarbon production applications such as flowlines, injection lines, gas/oil separation, natural gas plants, wellhead equipment and processing systems. They are also used in the natural gas pipeline and power generation industries.

“Pikotek presents the qualities we seek in an acquisition,” said Ernie Schaub, president and chief executive officer of EnPro. “It is a technical and market leader in its industry; it has an outstanding record of growth and technical innovation; and it has historically provided very attractive returns. It also fits our corporate strategy to strengthen the mix of our businesses with acquisitions that provide synergies with our existing operations and support improvement in the long-term value of our company.”

“As part of EnPro we have the opportunity to draw on resources which will enable us to accelerate our growth as worldwide consumption of oil and gas grows and demand for our products increases,” said Tom Wallace, president of Pikotek. “We now have the benefit of a larger, more established sales and marketing effort and an affiliation with other highly regarded and well-known sealing products which will enable us to continue to expand.”

The transaction was completed for cash; terms were not disclosed. Pikotek will continue to operate from its headquarters and manufacturing facilities in Lakewood, Colorado and will be included in EnPro’s Sealing Products segment. Other operations in the segment include Garlock Sealing Technologies, a leading supplier of sealing products to the hydrocarbon processing industry, the chemical and petrochemical industries and other process industries.

Cautions: Forward Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended June 30, 2003, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. (NYSE:NPO), with 2002 sales of $710 million and 4,400 employees, is a leader in sealing products, metal polymer bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit our website at www.enproindustries.com.